EXHIBIT 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

INCREASES WELL COUNT TO 141 WELLS SERVICED WITH EXCELYTE

Company Also Announces Presentation at the 2015 IPAA OGIS New York Conference

LITTLE RIVER, S.C., April 16, 2015 – Integrated Environmental Technologies, Ltd. (OTCBB: IEVM) today announced that it is currently providing Excelyte® well maintenance treatments on 141 oil wells. The oil wells being treated are located in the Uinta Basin in Utah and in the Permian Basin in New Mexico. The Company has commenced Excelyte well maintenance treatments on approximately 35 new oil wells since it last provided an update on its oil and gas operations on March 5, 2015.

In addition, the Company announced that David R. LaVance, the Company’s President and Chief Executive Officer, is scheduled to present at the 2015 Independent Petroleum Association of America (IPAA) Oil and Gas Investment Symposium (OGIS) New York Conference on Monday, April 20, 2015 at 3:40 p.m. ET. A webcast of the presentation can be accessed at the following link.

http://www.investorcalendar.com/IC/CEPage.asp?ID=173902

Mr. LaVance commented, “The results of our Excelyte well maintenance treatments continue to show that Excelyte is an effective biocide with an added benefit – it reduces the level of hydrogen sulfide gas present in oil wells. We believe that having this dual capability makes Excelyte a very attractive product for our customers.”

The Company believes that Excelyte reduces the level of hydrogen sulfide gas in oil wells faster than competing products, primarily due to Excelyte’s ability to rapidly kill sulfate-reducing bacteria. Excelyte also kills bacteria that corrode well equipment and well linings, which the Company believes should lower well repair costs for oil producers. Further, Excelyte is easier to administer and more environmentally friendly than competing products due to its naturally occurring properties.

Hydrogen sulfide is a toxic and corrosive chemical that frequently appears in oil and gas production. Excelyte acts as a biocide and as a hydrogen sulfide eliminator/scavenger that kills sulfate-reducing bacteria, which are known to produce hydrogen sulfide. The Company’s current down-hole well maintenance treatments consist of regularly scheduled Excelyte treatments on oil production wells that: contain bacteria which can corrode well equipment and well linings; contain bacteria that can sour the oil produced; and/or test positive for hydrogen sulfide.

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the Company’s products and services are marketed and sold under the umbrella brand name, EcoTreatments™. The Company markets and sells its anolyte disinfecting solution under the Excelyte brand name, which is produced by the Company’s proprietary EcaFlo™ equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting. Excelyte solutions are EPA-registered, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling. The products can be used anywhere there is a need to control pathogens, bacteria, viruses, and germs. The Company’s EcaFlo equipment also produces a cleaning solution that the Company markets under the Catholyte Zero™ brand name. Catholyte Zero solutions are environmentally friendly cleansers and degreasers for janitorial, sanitation and food processing uses. To learn more, visit www.ecotreatments.com.

Forward-Looking Statements

Statements about the company’s future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the company’s actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies, Ltd.

Thomas S. Gifford

732-820-1415

tgifford@ietltd.net

Capitol Media Partners

Brad Chase

323-377-5653

chase@capitolmediapartners.com